Exhibit 99.1
news release
For Immediate Release

Employers Holdings, Inc. Appoints Marvin Pestcoe to Board of Directors

Reno, Nev., March 3, 2025 (GLOBE NEWSWIRE) -- Employers Holdings, Inc. (NYSE:EIG), today announced the appointment of Marvin Pestcoe to the Board of Directors, effective March 3, 2025.
“We are very excited to welcome Marvin Pestcoe to the Employers Holdings, Inc. Board,” said Katherine H. Antonello, President and Chief Executive Officer of Employers Holdings, Inc. “Marvin brings a wealth of knowledge and expertise with over 40 years of experience in insurance, reinsurance and investments, including a range of executive roles and leadership positions where he focused on profit center management, investments, corporate strategy, data analytics and risk management. We will benefit greatly from Marvin’s insights and look forward to his contributions to our Board.”
Marvin Pestcoe retired from Langhorne Re, a global reinsurer of life and annuity portfolios, after serving as its Executive Chair and Chief Executive Officer from January 2019 to April 2021. Mr. Pestcoe continued to serve on the board of Langhorne Re until March 2023. Prior to joining Langhorne Re, Mr. Pestcoe held a variety of executive positions at Partner Re from 2001 to 2017, and at Swiss Re New Markets from 1997 to 2001. Mr. Pestcoe is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.
Mr. Pestcoe has served on several boards of directors of private and public companies. Mr. Pestcoe currently serves on the board of Hamilton Insurance Group, Ltd., where he is the chair of the Underwriting Committee, a member of the Audit Committee and a member of the Investment Committee. Mr. Pestcoe also currently serves on the board of Catalina Holdings (Bermuda) Ltd.

© 2025 EMPLOYERS. All rights reserved.
Employers Holdings, Inc. (NYSE:EIG), is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services (collectively "EMPLOYERS®") focused on small and mid-sized businesses engaged in low-to-medium hazard industries. EMPLOYERS leverages over a century of experience to deliver comprehensive coverage solutions that meet the unique needs of its customers. Drawing from its long history and extensive knowledge, EMPLOYERS empowers businesses by protecting their most valuable asset – their employees – through exceptional claims management, loss control, and risk management services, creating safer work environments.
EMPLOYERS is also proud to offer Cerity®, which is focused on providing digital-first, direct-to-consumer workers’ compensation insurance solutions with fast, and affordable coverage options through a user-friendly online platform.
EMPLOYERS operates throughout the United States, apart from four states that are served exclusively by their state funds. Insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company and Cerity Insurance Company, all rated A (Excellent) by AM Best. Not all companies do business in all jurisdictions. EIG Services, Inc., and Cerity Services, Inc., are subsidiaries of Employers Holdings, Inc. EMPLOYERS® is a registered trademark of EIG Services, Inc., and Cerity® is a registered trademark of Cerity Services, Inc. For more information, please visit www.employers.com and www.cerity.com

Contact:
Mike Paquette (775) 327-2562 or mpaquette@employers.com